EXHIBIT 10.9


Summary of Guaranty Contract of Maximum Amount by and between Longgang Division, Shenzhen Branch, Agricultural Bank of China and Jilin Provincial Huaruan Technology Company Limited by Shares ("Huaruan Company") dated as of June 27, 2003.

         Huaruan Company signed a guaranty on June 27, 2003 in relation to the Revolvable Credit Facilities Agreement (the "Agreement") as summarized in
Exhibit 10.8. As guarantor, Huaruan Company undertakes to assume joint and several responsibilities for the obligation of Shenzhen BAK Battery Co., Ltd. under the Agreement, subject to the maximum security amount of RMB 50,000,000 Yuan. The guaranty has a term of two (2) years, commencing from the maturity of the obligations of Shenzhen BAK Battery Co., Ltd. under the Agreement.